UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2024

MBIA INC.

(Exact name of registrant as specified in its charter)

Connecticut	001-9583	06-1185706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Manhattanville Road, Suite 301 Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

914-273-4545

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $1 per share	MBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

MBIA Inc. (the “Company”) announced today that on March 7, 2024 the Company (together with its subsidiaries) entered into a Separation Agreement with its Executive Vice President and Chief Financial Officer, Mr. Anthony McKiernan (the “Separation Agreement”). Under the Separation Agreement, effective April 30, 2024 Mr. McKiernan will step down from his position as Chief Financial Officer and will resign from all of his other positions with the Company. Bill Fallon, MBIA’s Chief Executive Officer stated, “We will miss Anthony and wish him great success in his future pursuits. Anthony has made tremendous contributions to MBIA and his leadership has been integral to the company successfully navigating its key challenges.”

Mr. Joseph Schachinger, currently the Company’s Controller, will replace Mr. McKiernan as Chief Financial Officer effective April 30, 2024. Prior to being named Controller in May of 2017, Mr. Schachinger served as Deputy Controller since 2009. Mr. Schachinger joined the Company in 2000 as a Vice President in the Controller’s Group.

Under the Separation Agreement, Mr. McKiernan will receive, subject to the execution of an acceptable general release, a one-time severance payment, consistent with the Company’s severance practices for employees, following his last day of employment. For the 2023 performance year, following his last day of employment, Mr. McKiernan will be entitled to receive a cash payment in lieu of the long term incentive (“LTI”) restricted stock award for the year at the target LTI amount. For the 2024 performance year, following his last day of employment, Mr. McKiernan will be entitled to receive a cash performance bonus at his pro-rata target bonus amount for the year, and, in lieu of the LTI restricted stock award for the year, a cash payment at the pro-rata target LTI amount. In addition, no earlier than ten months from his last day of employment, Mr. McKiernan will receive a cash payment in lieu of the pension contribution the Company would have made in respect of the eligible compensation that will be paid to him in 2024. Finally, in connection with Mr. McKiernan’s separation, Mr. McKiernan’s unvested time-vesting restricted stock and unvested earned performance restricted stock will become vested, and his outstanding performance restricted stock that are subject to uncompleted performance periods will remain outstanding through the end of the applicable performance periods, and any earned shares in respect of such performance periods will be settled as provided in the applicable restricted stock agreement, and will be fully-vested on settlement. The Separation Agreement contains certain customary covenants regarding confidentiality and a non-disparagement covenant.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by the full text of the Separation Agreement that is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

99.1	Separation Agreement, dated as of March 7, 2024, by and between Anthony McKiernan and the Company

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIA INC.

By:	/s/ William J. Rizzo
William J. Rizzo
Co-General Counsel

Date: March 7, 2024

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